Exhibit 10.24

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of March 31, 2008 by and between COHERENT, INC., a Delaware corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).

SECTION 1. THE CREDIT

1.1          CREDIT FACILITIES

1.1.1       The Revolving Loan.  Bank will loan to Borrower an amount not to exceed Forty Million and 00/100 Dollars ($40,000,000.00) outstanding in the aggregate at any one time (the “Revolving Loan”).  The proceeds of the Revolving Loan shall be used for Borrower’s general working capital and corporate purposes.  Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Million and 00/100 Dollars ($1,000,000.00) in accordance with the terms of the Revolving Note (defined below).  All borrowings of the Revolving Loan must be made before March 31, 2010, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable.  The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”).  Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct absent manifest error.  Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.1.1 (a)        The Commercial L/C Sublimit.  As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, a “Commercial L/C”) with transport documents presented in a full set to Bank (and, in case of airway bills, consigned to Bank).  The aggregate amount available to be drawn under all outstanding Commercial L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs (collectively, the “Commercial L/C Exposure”) plus the Standby L/C Exposure (as defined below) as of such time, shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.  All Commercial L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of commercial letter of credit application and reimbursement agreement.  No Commercial L/C shall expire more than one hundred twenty (120) days from the date of its issuance, and in no event later than March 31, 2010.

1.1.1 (b)        The Standby L/C Sublimit.  As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C”).  The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs (collectively, the “Standby L/C Exposure”) plus the Commercial L/C Exposure as of such time, shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.  All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of standby letter of credit application and reimbursement agreement.  No Standby L/C shall expire more than three hundred sixty-five (365) days from the date of its issuance, and in no event later than March 31, 2010.

1.2          Terminology.  The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“GAAP” means generally accepted accounting principles and practices consistently applied.  Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“L/C” means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, encumbrance or title retention agreement covering all or any part of the property of Borrower or any Guarantor.

“Loan Documents” means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, the Revolving Loans and any L/Cs.

“Note” means the Revolving Note described above and any other promissory note(s) that may from time to time evidence the obligations of Borrower under this Agreement.

“Permitted Liens” means the Liens permitted pursuant to Section 5.1 below.

“Revolving Loan” has the meaning given to such term in Section 1.1.1 above.

1.3          Prepayment.  The Revolving Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein.  In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.4          Interest.  The unpaid principal balance of the Revolving Loan shall bear interest at the rate or rates provided in the Note.

1.5          Commitment Fee.  On the last calendar day of each calendar quarter (commencing June 30, 2008), Borrower shall pay to Bank a fee of one-quarter of one percent (0.25%) per year on the unused portion of the Revolving Loan for the calendar quarter then ended (or portion thereof during which this Agreement is in effect), computed on the basis of a 360 day year for actual days elapsed.

1.6          Disbursement.  Bank shall disburse the proceeds of the Revolving Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Revolving Loan or issue any L/Cs unless at or prior to the time of each such disbursement or issuance, the following conditions have been fulfilled to Bank’s satisfaction:

2.1          Compliance.  Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2          Authorization to Obtain Credit.  Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit with certified copies of resolutions duly adopted by Borrower’s board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents.  Such resolutions shall also designate the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.3          Continuing Compliance.  At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1          Business Activity.  Borrower’s principal business is the manufacture of lasers and the design and manufacture of photonic solutions for a multitude of laser-based applications.

3.2          Intentionally Omitted.

3.3          Organization and Qualification.  Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required except to the extent that a failure to qualify could not reasonably be expected to result in a material adverse effect upon Borrower or its financial condition, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4          Power and Authorization.  Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents.  This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5          Authority to Borrow.  The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any material indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6          Compliance with Laws.  Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7          Title.  Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements and Permitted Liens.

3.8          Financial Statements.  Borrower’s financial statements, including its unaudited balance sheet as at December 29, 2007, and its unaudited statement of operation, unaudited statement of stockholders equity, and unaudited statement of cash flows for its three fiscal months ended December 29, 2007, each prepared on a consolidated basis, have heretofore been furnished to Bank, and fairly present in all material respects Borrower’s financial condition and results of operations for the period covered thereby.  Since September 29, 2007, there has been no material adverse change in Borrower’s financial condition or operations.

3.9          Litigation.  Except as disclosed in the Company’s public filings with the Securities and Exchange Commission, there is no litigation or proceeding pending or threatened against Borrower or any of its property which could reasonably be expected to result in a material adverse effect upon Borrower or its financial condition.

3.10        ERISA.  Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan, except to the extent that any such event could not reasonably be expected to result in a material adverse effect upon Borrower or its financial condition.

3.11        Regulation U.  No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Revolving Loan, nor any L/C, will be used directly or indirectly for such purpose.

3.12        No Event of Default.  Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13        Continuing Representations and Warranties.  The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Revolving Loan disbursement and every L/C issuance and shall be true and correct in al material respects as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full (which with respect to any L/C that remains outstanding shall include the delivery to Bank of cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount thereof) and Bank has no further obligations to make Revolving Loans or issue or permit to remaining outstanding any L/C, unless Bank otherwise consents in writing, Borrower agrees that:

4.1          Use of Proceeds.  Borrower will use the proceeds of the Revolving Loan and any L/C that is issued only as provided in Section 1 above.

4.2          Payment of Obligations.  Borrower will pay and discharge promptly all material taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3          Maintenance of Existence.  Borrower will maintain and preserve its existence, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property and assets, equipment and facilities in good order, condition and repair (ordinary wear and tear excepted); provided, however, that subject to any other provisions of this Agreement or the other Loan Documents, Borrower shall retain the right to dispose of property, assets, equipment and facilities if Borrower deems it to be in the best interests of its business.

4.4          Records.  Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower’s expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records during regular business hours; provided, however, that Borrower shall have the right to deny access to Bank and its representatives to any documents or information that are subject to attorney-client privilege, so long as Borrower makes reasonable efforts to provide Bank or its representatives any non-privileged documents or information included therein.

4.5          Information Furnished.  Borrower will furnish to Bank:

(a)           Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, and its unaudited statement of operation, unaudited statement of stockholders equity, and unaudited statement of cash flows for that fiscal quarter, each prepared on a consolidated basis, with year-to-date totals and supportive schedules, all prepared in accordance with GAAP.

(b)           Within ninety (90) days after the close of each fiscal year, a copy of its balance sheet as of the close of such fiscal year, and its statement of operation, statement of stockholders equity, and statement of cash flows for that fiscal year, each prepared on a consolidated basis, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(c)           As soon as available, copies of any Form 10-Q quarterly reports, Form 10-K annual reports, and any other material filings (such as a Form 8-K current report regarding any material occurrence) made by Borrower with the SEC or any other federal or state regulatory authority.  Anything required to be delivered pursuant to Sections 4.5(a) or 4.5(b) above or this 4.5(c) (to the extent any such financial statements, reports or proxy statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such reports, or provides a link thereto, on the Borrower’s website on the Internet.

(d)           Within forty-five (45) days after the close of each fiscal quarter (except for the final quarter of each fiscal year, in which case within ninety (90) days after the close of such fiscal year), a certification of compliance with all covenants under this Agreement, executed by Borrower’s chief financial officer or other duly authorized officer, in form acceptable to Bank.

(e)           Prompt written notice to Bank of any Event of Default, any litigation which could reasonably be expected to have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or could reasonably be expected to result in, a material adverse change in Borrower’s financial condition or operations.

(f)            Written notice to Bank reasonably promptly (and in any case within four (4) business days) of any change in Borrower’s executive officers, Borrower’s name or Borrower’s state of organization.

(g)           Within fifteen (15) days after Borrower knows that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(h)           Such other financial statements and information as Bank may reasonably request from time to time; provided, however, that no information will be provided to the extent that such information is subject to attorney-client privilege, so long as Borrower makes reasonable efforts to provide Bank or its representatives any non-privileged documents or information included therein.

4.6          Quick Ratio.  Borrower, on a consolidated basis, will at all times maintain a ratio of cash, accounts receivable and marketable securities to current liabilities (including for purposes of this calculation the outstanding amount of the Revolving Loan) of not less than 1.0:1.0.

4.7          Total Liabilities to Tangible Net Worth.  Borrower, on a consolidated basis, will at all times maintain a ratio of total liabilities to Tangible Net Worth of not greater than 1.0:1.0.  “Tangible Net Worth” means Borrower’s consolidated net worth increased by indebtedness subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from affiliates (including officers, shareholders and directors).

4.8          Funded Debt to EBITDA.  Borrower, on a consolidated basis, will maintain as of the last day of each fiscal quarter a ratio of Funded Debt to EBITDA of not greater than 2.0:1.0.  “Funded Debt” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances or hedge agreements, in each case whether or not matured, but excluding obligations to trade creditors incurred in the ordinary course of business and not more than 90 days past due and excluding deferred taxes); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all capitalized lease obligations; (e) guaranties of indebtedness described in clauses (a) through (d) above and all other guaranteed indebtedness that is not otherwise reflected in the consolidated financial statements of Borrower; (f) all indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by it, even though it has not assumed or become liable for the payment of such indebtedness; (g) all obligations to Bank under the Loan Documents; and (h) all liabilities under Title IV of ERISA.  “EBITDA” means earnings before interest, taxes, depreciation and amortization, plus non-cash stock compensation and other non-cash charges, for the four (4) fiscal quarters preceding the date of calculation.  For purposes of calculating the amount of any outstanding obligations with respect to hedging arrangements, such amount shall mean, in respect of any one or more hedge agreements, after taking into account the effect of any netting agreement relating to such hedge agreements, (a) for any date on or after the date such hedge agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such hedging agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such hedging agreements.

4.9          Insurance.  Borrower will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against fire and such other risks for damages to persons and property as are customarily insured against by companies conducting similar business with respect to like properties.  Borrower will maintain adequate worker’s compensation insurance.

4.10        Maintenance of Account for Payment of Amounts Due to Bank.  Borrower will at all times (a) maintain with Bank a deposit account that Bank is authorized to charge for any amounts then due to Bank from borrower under this Agreement, the Note or any other Loan Documents, including interest, principal, fees, costs, expenses or other amounts due to Bank hereunder or thereunder, and (b) ensure that such account has immediately available funds sufficient to pay any such amounts payable to Bank as and when they become due and payable.

4.11        Additional Requirements.  Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time; provided, however, that no information will be provided to the extent that such information is subject to attorney-client privilege, so long as Borrower makes reasonable efforts to provide Bank or its representatives any non-privileged documents or information included therein.

4.12        Litigation and Attorneys’ Fees.  Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other reasonable expenses paid or incurred by Bank in collecting, modifying or compromising the Revolving Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents.  If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.13        Bank Expenses.  Upon Bank’s request, Borrower will pay or reimburse Bank for all reasonable costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Revolving Loan and any L/C, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full (which with respect to any L/C that remains outstanding shall include the delivery to Bank of cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount thereof) and Bank has no further obligations to make Revolving Loans or issue or permit to remaining outstanding any L/C, unless Bank otherwise consents in writing, Borrower agrees that:

5.1          Liens.  Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for the following:

(a)           Liens, if any, in favor of Bank,

(b)           Liens for taxes not delinquent and taxes and other items being contested in good faith,

(c)           minor encumbrances and easements on real property which do not affect its market value in any material respect

(d)           existing Liens as of the date hereof on Borrower’s personal property,

(e)           purchase money security interests encumbering only the personal property purchased,

(f)            judgment Liens that do not constitute an Event of Default under this Agreement,

(g)           the interests of lessors under operating leases and capital leases,

(h)           Liens on property of an entity existing at the time such entity is merged into or consolidated with the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the entity so merged into or consolidated with the Borrower,

(i)            Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money,

(j)            Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(k)           Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(l)            Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,

(m)          bankers’ Liens, rights of set-off and similar rights and remedies arising by law or contract in favor of banks, brokerage firms and other such financial institutions with respect to cash and securities deposited with such banks, brokerage firms and other such financial institutions to the extent such Liens, rights and remedies secure or extend solely to amounts due as a result of the administration or maintenance of such deposited cash and securities,

(n)           Liens securing the payment of insurance premiums financed by an insurance financing company to the extent such Liens extend solely to returned premiums on the insurance policies so financed,

(o)           licenses of property granted in the ordinary course of business,

(p)           customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement, and

(q)           other Liens securing indebtedness in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding.

Borrower shall not agree or consent to any restriction on Borrower’s ability to create, assume or suffer to exist any Lien on any of its property to secure its obligations under this Agreement, except (i) agreements in favor of the Bank or (ii) prohibitions or conditions under (A) any purchase money debt or capital lease obligation solely to the extent that the agreement or instrument governing such purchase money debt or capital lease obligation prohibits a Lien on the property acquired with the proceeds of such purchase money debt or capital lease, (B) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (C) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (E) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (F) customary restrictions and conditions contained in any agreement relating to the sale of any asset pending the consummation of such sale, including any sale structured as a merger or consolidation of a subsidiary of Borrower, (G) any transaction in which a condition to consummating such transaction is that all obligations under this Agreement be paid in full and that the commitment of Bank hereunder is terminated, or (H) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 5.1 and such restriction or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the specific purpose of avoiding the restrictions imposed by this paragraph.

5.2          Borrowings.  Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes and discounting of account receivables with customers in the ordinary course of business, and without any fees other than the financial institution’s normal fees for such services.  Borrower will not borrow any money, except (a) pursuant to agreements with Bank, (b) pursuant to transactions entered into with Borrower’s subsidiaries in the ordinary course of business as currently conducted, (c) borrowed money that is secured by a Lien that is otherwise permitted by Section 5.1, or (d) other borrowed money in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) outstanding at any time.

5.3          Sale of Assets, Liquidation or Merger.  Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another; provided, however, that Borrower may acquire, merge or consolidate if (a) Borrower is the surviving entity, (b) the assets so acquired will not be subject to any Lien following the effective date of such combination, except for Liens that are otherwise permitted pursuant to Section 5.1, (c) no Event of Default shall have occurred and be continuing or shall result therefrom, (d) as of the effective date of and after giving effect to such acquisition, merger or consolidation, Borrower would be in compliance on a pro forma basis with the financial covenants in Sections 4.6, 4.7 and 4.8, and (e) based on projections prepared by Borrower, after giving effect to such acquisition, merger or consolidation Borrower could not reasonably be expected to be in violation of the financial covenants in Sections 4.6, 4.7 or 4.8 during the term of this Agreement.

5.4          Loans, Advances and Guaranties.  Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, or become a guarantor or surety.  The foregoing sentence shall not prohibit Borrower from making loans or advances to, or becoming a guarantor or surety for, Borrower’s subsidiaries, in each case in the ordinary course of business as currently conducted.

5.5          Redemption of Stock.  Except pursuant to either (a) Borrower’s tender offer commenced February 15, 2008 to purchase up to 7,990,000 shares of its common stock at a price per share not less than $26 and not greater than $29.50, or (b) Borrower’s repurchase program to purchase up to an additional $25 million worth of its common stock following the completion or termination of the tender offer and terminating no later than February 11, 2009, Borrower will not redeem or retire any share of its capital stock for value.

5.6          Affiliate Transactions.  Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity, except that the following in any event shall be permitted:

(a)           transactions between Borrower and its subsidiaries and between its subsidiaries in the ordinary course of business as currently conducted;

(b)           the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, officers, employees, and directors; and

(c)           loans or advances to employees in the ordinary course of business.

SECTION 6. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an event of default (each an “Event of Default”) under this Agreement:

6.1          Borrower shall default in the due and punctual payment of the principal of or the interest on the Note, or the commitment fee pursuant to Section 1.5 above, and such failure shall continue for five (5) business days, or on any other amounts owing under any of the Loan Documents and such failure shall continue for ten (10) business days.

6.2          Borrower shall default in the due performance or observance of Sections 4.1, 4.5, 4.6, 4.7, 4.8, 4.10, or Section 5 of this Agreement.

6.3          Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents (other than Sections 4.1, 4.5, 4.6, 4.7, 4.8, 4.10, or Section 5 of this Agreement) and such failure shall continue for 30 days after written notice from Bank to Borrower of such default.

6.4          Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made.

6.5          The insolvency of Borrower or the failure of Borrower generally to pay Borrower’s debts as such debts become due.

6.6          The commencement as to Borrower of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief (and with respect to any involuntary proceeding, either such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days or the court shall have entered a decree or order granting the relief sought in such proceeding).

6.7          Borrower shall make a general assignment for the benefit of its creditors.

6.8          The appointment, or commencement of any proceedings for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of Borrower’s property.

6.9          The commencement of any proceeding for the dissolution or liquidation of Borrower.

6.10        The termination of existence of Borrower.

6.11        The revocation of any guaranty or subordination agreement given in connection with this Agreement.

6.12        Judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default if and for so long as the amount of such judgment or order is fully covered (subject to customary deductibles) by insurance under which the carrier has acknowledged coverage.

6.13        Borrower shall fail to pay any principal or interest on any borrowed money that is outstanding in a principal amount of at least $5,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such borrowed money; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such borrowed money and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such borrowed money; or any such borrowed money shall be declared to be due and payable.

6.14        If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, and the same is not discharged before the earlier of 30 days after the date it first arises.

Upon the occurrence and during the continuance of an Event of Default, Bank (i) may, by notice to the Borrower, terminate its obligation to make Revolving Loans and issue L/Cs, and (ii)  may, by notice to the Borrower, (A) declare the Revolving Loans, all interest thereon and all other amounts payable under this Agreement to be immediately due and payable, whereupon the Revolving Loans, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) require the delivery to Bank of cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount of all outstanding L/C; provided, however, that upon the occurrence of an Event of Default described in Sections 6.6, 6.7, 6.8 or 6.9 above, (i) Bank’s obligation to make Revolving Loans and issue L/Cs shall automatically terminate, (ii) the Revolving Loans, all interest thereon and all other amounts payable under this Agreement shall automatically become immediately due and payable, and (iii) Borrower shall automatically be required to deliver to Bank cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount of all outstanding L/C.

SECTION 7. GENERAL PROVISIONS

7.1          Additional Remedies.  The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity, including but not limited to Bank’s rights of setoff and banker’s lien.

7.2          Nonwaiver.  Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof.  No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3          Inurement.  The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4          Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

7.5          Severability.  Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6          Controlling Document.  In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7          Construction.  The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8          Amendments.  This Agreement may be amended only in writing signed by all parties hereto.

7.9          Counterparts.  Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10        Notices.  Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed.  The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11        Integration Clause.  Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Revolving Loan and any L/Cs, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

7.12        Disputes.  TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), THE PARTIES TO THIS AGREEMENT EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT EACH MAY OTHERWISE HAVE TO TRIAL BY JURY.  IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW APPLICABLE TO THIS AGREEMENT.  THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS PARAGRAPH

SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY, UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.

7.13        Patriot Act Notice.  Bank is subject to the USA PATRIOT Improvement and Reauthorization Act of 2005 (the “Patriot Act”) and hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

7.14        Confidentiality.  Bank agrees that material, non-public information regarding the Borrower and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to persons or entities who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to the Bank, (ii) to subsidiaries and affiliates of the Bank, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 7.14, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as requested or required by any governmental authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank), (vi) in connection with any assignment or participation of Bank’s interest under this Agreement, provided that any such assignee or participant shall have agreed in writing to receive such information hereunder subject to the terms of this Section 7.14, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 7.14 shall survive the payment in full of the obligations under this Agreement.

[Signature page follows]

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

COHERENT, INC.

By:	/s/ John Ambrosso
Title:	President & CEO

By:	/s/ Helene Simonet
Title:	EVP & CFO

Address:

5100 Patrick Henry Drive
Santa Clara, CA 95054
Attention: Chief Financial Officer and General Counsel
Telecopier: (408) 764-4928
Telephone: (408) 764-4000

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ James Goudy
Title:	Vice President

Address:

99 Almaden Boulevard, Suite 200
San Jose, California 95113
Attention: Allan Miner and James Goudy
Telecopier: (408) 280-7163
Telephone: (408) 279-7714